UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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[   ] Preliminary Proxy Statement
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[   ] Definitive Proxy Statement
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[X] Soliciting Material Under § 240.14a-12

PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following e-mail was sent to PeopleSoft employees by PeopleSoft’s Chief Financial Officer, Kevin Parker:

Re: Message from Kevin Parker

2003 was a remarkable year. The powerful combination of PeopleSoft and J.D. Edwards propelled us to new competitive levels in the enterprise software industry. Today PeopleSoft is a clear leader in more than 25 industry verticals as well as in the large enterprise and mid-market segments. The combination has benefited both our customers and stockholders. It also caught the attention of our competitors and ultimately changed the competitive landscape. In our view, Oracle’s hostile offer was meant to disrupt our acquisition of J.D. Edwards and damage PeopleSoft.

Although Oracle has not withdrawn its tender offer, the offer is currently the subject of several significant investigations by the Department of Justice, a broad-based coalition of U.S. states and the European Commission. As our Board has said all along, the hostile offer faces serious antitrust concerns with a significant likelihood that the transaction will be prohibited. The Board also concluded that the hostile offer, which is highly conditional, significantly undervalues the Company.

In the coming weeks, Oracle may nominate their own slate of board candidates and propose other actions for our annual meeting. In our view, this would be consistent with their continuing efforts to disrupt our business and damage PeopleSoft.

We have said all along PeopleSoft has a significantly better plan for our stockholders. We are confident that both our stockholders and customers will maintain their strong support of PeopleSoft. We begin 2004 in the strongest competitive position in our history. We are better positioned to serve a wide variety of customers in all our markets with industry leading products and technologies.

Thank you for your ongoing commitment, enthusiasm and hard work. You make a difference!

Kevin

Important Additional Information

The Board of Directors of PeopleSoft (“Board of Directors”) will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that shall be voted upon at the 2004 Annual Meeting. PeopleSoft will be filing a proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with this solicitation of proxies for the 2004 Annual Meeting (the “2004 Proxy Statement”). Promptly after filing the definitive 2004 Proxy Statement with the SEC, PeopleSoft will mail the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting. PeopleSoft has engaged Georgeson Shareholder Communications Inc. (“Georgeson”) to assist it in the solicitation of proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Georgeson for such services. In addition, PeopleSoft has agreed to reimburse Georgeson for its reasonable out-of-pocket expenses and to indemnify them and certain related persons against certain liabilities relating to or arising out of the engagement. In addition, directors, officers and employees of PeopleSoft may solicit proxies although no additional compensation will be paid to directors, officers or employees for such services.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding Oracle’s tender offer that contain information regarding members of the Board of Directors and members of management’s potential interests in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of April 1, 2003 is contained in PeopleSoft’s proxy statement for its 2003 Annual Meeting of Stockholders, dated as of April 28, 2003 (the “2003 Proxy Statement”). PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement when it is filed with the SEC (including any amendments to such documents), because these documents contain (or will contain) important information. The 2004 Proxy Statement, the 2003 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Forward Looking Statements

These materials may contain forward-looking statements, which reflect PeopleSoft’s current beliefs based on information currently available to PeopleSoft. These statements are only predictions and actual results may differ materially. For a more detailed discussion regarding risks that may affect PeopleSoft generally, see PeopleSoft’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them.